As Filed with the Securities and Exchange Commission on November 27, 2002

Registration No. 333 — 65015

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 2
ON
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BLUE RHINO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	56-1870472

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104
(336) 659-6900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Billy D. Prim
Chairman and Chief Executive Officer
Blue Rhino Corporation
104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104
(336) 659-6900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Peter A. Zorn, Esq.
Womble Carlyle Sandridge & Rice, PLLC
One West Fourth Street
Winston-Salem, NC 27101
(336) 721-3634

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be subject to issuance under the Blue Rhino Corporation Distributor Stock Option Plan as a result of anti-dilution provisions contained therein.

400,000 Shares

Common Stock

         This prospectus is part of a registration statement that covers the issuance and sale by us from time to time of up to 400,000 shares of our common stock upon exercise of stock options granted to our distributors and their stockholders, partners, members, directors, general partners, managers, officers, employees and consultants under the Blue Rhino Corporation Distributor Option Plan, as may be amended from time to time. We will receive the exercise price payable upon exercise of stock options granted under the Plan. We will also bear the costs relating to the registration of the shares of common stock, which we estimate will be approximately $25,000 (excluding costs incurred in connection with, and disclosed in, Amendment No. 1 to Registration Statement (No. 333–65015) on Form S-1/A dated July 21, 1999, amending Registration Statement on Form S-1 dated September 30, 1998).

         The common stock is traded on the Nasdaq National Market under the symbol “RINO.” On November 25, 2002, the last reported sale price for the common stock on the Nasdaq National Market was $16.64 per share.

         Investing in the common stock involves certain risks. See “Risk Factors” beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated ________________, 2002

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i

THE COMPANY	1

THE OFFERING	2

RISK FACTORS	3

FORWARD-LOOKING STATEMENTS	6

PLAN OF DISTRIBUTION; SUMMARY OF MATERIAL TERMS OF DISTRIBUTOR OPTION PLAN	6

CERTAIN FEDERAL INCOME TAX CONSEQUENCES	12

WHERE YOU CAN FIND MORE INFORMATION	13

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	13

USE OF PROCEEDS	13

DETERMINATION OF OFFERING PRICE	14

INDEMNIFICATION	14

LEGAL MATTERS	14

EXPERTS	14

ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

         As used in this prospectus, the terms “we,” “us,” “Blue Rhino” and “the Company” refer to Blue Rhino Corporation and its subsidiaries, CPD Associates, Inc., QuickShip, Inc., Rhino Services, L.L.C., USA Leasing, L.L.C., Uniflame Corporation, Uniflame LLC, Blue Rhino Consumer Products, LLC, Platinum Propane, L.L.C. and Ark Holding Company, LLC, except where it is made clear that any such term means only the parent company. The Blue Rhino name and logo, the names RhinoTUFF®, Tri-Safe®, Bison® and Bison Design®, Uniflame®, UniGrill®, DuraClay®, GardenArt®, America’s Choice For Grill Gas®, Endless Summer®, Endless Summer Comfort®, Grill Gas® and Grill Gas Design®, Harmony™, ShippingSpot™ and ShippingSpot Design™, Grill Aficionado™ and SkeeterVac™ are our registered and pending trademarks. This prospectus may also include trademarks of other companies.

i

THE COMPANY

         We believe we are the leading national provider of propane grill cylinder exchange as well as a leading provider of complementary propane and non-propane products to consumers through many of the world’s greatest retailers. Our branded propane grill cylinder exchange service is offered at more than 26,000 retail locations in 48 states and Puerto Rico at leading home improvement centers, mass merchants, hardware, grocery and convenience stores. Our retail partners include Home Depot, Lowe’s, Wal«Mart, Sears, Kmart, Kroger, Food Lion, Winn-Dixie, SuperAmerica, Circle K and ExxonMobil. Propane grill cylinder exchange provides consumers with a safe and convenient alternative to traditional propane tank refilling.

         We are a brand marketing company focused on increasing consumer demand, increasing market share, managing retailer and distributor relationships and managing our proprietary management information systems to leverage our transactional infrastructure. Our 46 distributors, many of which are currently independent, focus on the operational infrastructure of our cylinder exchange service including refilling, refurbishing and direct-store delivery of grill cylinders to retailers. We have recently acquired ten of our key distributors and believe that our distributor network affords us the opportunity to service approximately 90% of the cylinder exchange markets in the United States.

         Our products business segment is focused on propane appliances like propane grills and patio heaters that use propane cylinders as their fuel source in order to increase consumer demand for propane cylinder exchange. In addition, we currently offer non-propane products including charcoal grills, fireplace accessories and garden products. These products are sold through many of the same home improvement centers and mass merchants that offer our branded cylinder exchange service, as well as hearth and department stores throughout the United States. We also offer in-store retail shipping services, primarily at major grocery chains.

         Our principal executive offices are located at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104, and our telephone number is (336) 659-6900.

THE OFFERING

Securities offered	400,000 shares of common stock that may be sold by us from time to time upon exercise of stock options granted under the Blue Rhino Corporation Distributor Option Plan.

Offering price	The exercise price of stock options granted under the Plan is equal to the fair market value of one share of our common stock on the date of grant as determined in accordance with the terms of the Plan and is typically the closing price of our common stock on the Nasdaq National Market on the date of grant.

Risk factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to purchase the shares of common stock offered under this prospectus.

Nasdaq symbol	RINO

RISK FACTORS

         You should carefully consider the risks described below before making the decision to purchase the shares of common stock offered hereunder. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also significantly impair our business, financial condition and results of operations.

         If any of the following risks actually occurs, our business, financial condition and results of future operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Our revenues are concentrated with a limited number of retailers under nonexclusive arrangements that they may terminate at will. If one or more of these retailers were to materially reduce or terminate its business with us, our revenues may suffer.

         For fiscal 2002, Wal«Mart, Home Depot, and Lowe’s represented approximately 32%, 18% and 9% of our net revenues, respectively. None of our significant retail accounts are contractually bound to offer Blue Rhino cylinder exchange or Uniflame’s products. Therefore, retailers can discontinue Blue Rhino cylinder exchange or sales of Uniflame products at any time and offer a competitor’s cylinder exchange or products or none at all. Continued relations with a retailer depend upon various factors, including customer service, consumer demand, competition and cost. In addition, certain of our retailers have multiple vendor policies and may seek to offer a competitor’s cylinder exchange program or products competitive with Uniflame’s products at new or existing locations. If any significant retailer materially reduces, terminates or is unwilling to expand its relationship with us, our revenues may suffer.

If our distributors do not perform to our retailers’ expectations, or if we and our distributors are not able to manage growth effectively, our retail relationships may be adversely impacted and our cylinder exchange business may suffer.

         We rely exclusively on our distributors to deliver our products and cylinder exchange service to retailers. Accordingly, our success depends on our ability to maintain existing distributor relationships and on the distributors’ ability to set up and adequately service retail accounts. Many of our distributors are independent as of the date of this prospectus, and we exercise only limited influence over the resources that they devote to cylinder exchange. Our retailers impose demanding service requirements on us, and we could suffer a loss of consumer or retailer goodwill if our distributors do not adhere to our quality control and service guidelines or fail to ensure an adequate and timely supply of cylinders at retail locations. The poor performance of a single distributor to a national retailer could jeopardize our entire relationship with that retailer and cause our cylinder exchange business to suffer.

         The number of retail locations offering Blue Rhino cylinder exchange and our corresponding sales have grown significantly over the past several years along with the creation of our distributor network. Accordingly, our distributors must be able to adequately service an increasing number of retail accounts. Certain distributors have experienced service problems in the past, particularly during peak demand periods such as holiday weekends. We must implement and improve operational and financial systems and train and manage our employee base in order to manage our expanding retailer and distributor relationships. If we or our distributors fail to manage our growth effectively, our cylinder exchange business may suffer.

If our suppliers of cylinders and valves do not perform to our expectations, our distributors may not be able to service our retail accounts and our cylinder exchange business may suffer.

         To adequately service our retail accounts, our distributors need a sufficient supply of cylinders and valves, and many of our distributors rely on us to obtain them. There are a limited number of major cylinder suppliers and major valve suppliers worldwide. The implementation of National Fire Protection Association (“NFPA”) guidelines has increased the demand for cylinders and valves, and shortages occurred during the summer of 2002. If we or our distributors are unable to obtain sufficient quantities of cylinders or valves, delays or reductions in service could occur jeopardizing our retail relationships and causing our cylinder exchange business to suffer.

If we experience problems associated with the R4 Technical Center, our distributors may not be able to service our retail accounts and our cylinder exchange business may suffer.

         In May 2000, R4 Technical Center — North Carolina, LLC, a joint venture in which we own a 49% ownership interest, commenced operations of an automated propane bottling and cylinder refurbishing plant in North Carolina. Many of our distributors rely on the R4 Technical Center for their required supplies of refilled and refurbished cylinders. Management of the joint venture is effectively shared with Manchester Tank & Equipment Co., a 50% owner. If the R4 Technical Center experiences problems, whether operational, caused by management disagreements or otherwise, it may be unable to meet production goals, achieve targeted production costs or otherwise satisfy our distributors’ needs in which event the ability of our distributors to service our retail accounts may be adversely impacted and cause our cylinder exchange business to suffer. Furthermore, based on our ownership interest, we recognize 49% of the R4 Technical Center’s net earnings or losses. If the R4 Technical Center is unable to generate earnings, our business, financial condition and results of operations may suffer.

If we are unable to manage the impact of recent overfill prevention device valve guidelines, our cylinder exchange business may suffer.

         Guidelines published by the NFPA in Pamphlets 54 and 58 require that all grill cylinders refilled after April 1, 2002 must be fitted with an overfill prevention device valve. If we or our distributors cannot satisfy the demand for compliant cylinders such that our retailers maintain an adequate supply, our retailer relationships and our cylinder exchange business may suffer. In addition, we have fixed in advance the price per cylinder exchange unit charged to our retailers. When pricing, we make certain assumptions with regard to the number of cylinders that will already have an overfill prevention device valve when presented for exchange, on which our margins will be greater, and the number of cylinders that will need an overfill prevention device valve. If our actual experience is inconsistent with our assumptions, our margins on sales to that retailer may be lower than expected, which may have an adverse effect on our financial condition and results of operations.

We face competition from major propane providers and other grill cylinder exchange providers.

         Major propane providers, such as AmeriGas Propane Partners, L.P., Ferrellgas Propane Partners, L.P., Heritage Propane Partners, L.P. and Suburban Propane Partners, L.P., could establish new cylinder exchange businesses or expand their existing cylinder exchange businesses nationally. These major propane providers have greater resources than we do and may be able to undertake more extensive marketing campaigns and adopt more aggressive pricing policies than we can. We also compete with numerous regional cylinder exchange providers, which typically have operations in a few states, and with local cylinder exchange providers. If these competitors expand their cylinder exchange programs or new competitors enter the market or grow to compete with us on a national scale, our market share and gross margins could decrease.

We depend on our management information systems to manage all aspects of our business effectively.

         We depend on our management information systems (MIS) to process orders, manage inventory and accounts receivable collections, maintain distributor and customer information, maintain cost-efficient operations and assist distributors in delivering products on a timely basis. In addition, our staff of MIS professionals relies heavily on the support of several key consultants. Any disruption in the operation of our MIS, loss of employees knowledgeable about such systems, termination of our relationship with one or more of these key consultants or failure to continue to modify such systems effectively as our business expands could negatively affect our business.

If we are unable to protect our intellectual property, we may lose assets or require costly litigation to protect our rights.

         We consider our trademarks, particularly the Blue Rhino logo and name, and the design of our product packaging to be valuable to our business and the establishment of our national branded cylinder exchange program. We rely on a combination of copyright and trademark laws and other arrangements to protect our proprietary rights and could incur substantial expense to enforce our rights under copyright or trademark laws. The requirement to change any of our trademarks, service marks or trade names could entail significant expense and result in the loss of any goodwill associated with that trademark, service mark or trade name, and adversely impact our ability to apply for copyrights and additional trademarks in the future.

Propane supplies and costs are unpredictable and propane price increases could adversely impact our profit margins.

         Our distributors purchase propane from natural gas providers and oil refineries that produce propane as a by-product of the refining process. The R4 Technical Center, which operates the automated propane bottling and cylinder refurbishing plant in North Carolina, also purchases propane. The supply and price of propane fluctuates depending upon underlying natural gas and oil prices and the ability of suppliers to deliver propane. A substantial increase in propane prices could lead to decreased profit margins for us or our distributors and could impact our distributors’ ability or desire to service our retail accounts which could negatively affect our business.

Propane is a volatile product and we face potential product liability.

         Propane is a gas which, if exposed to flame or high pressure, may ignite or explode, potentially causing significant property damage and bodily harm. In the past, fires and other incidents have occurred at refurbishing and refilling facilities operated by our distributors that resulted in bodily injuries and substantial property damage. Because of the volatility of propane, accidents may occur during the refurbishing, refilling, transport, storage, exchange, use or disposal of cylinders. Because the Blue Rhino name and logo are prominently displayed on all cylinders and cylinder displays, we could be subjected to damage claims. In addition, we offer or will offer propane-fueled appliances like grills, patio heaters and mosquito exterminators that use propane cylinders as their fuel source. Accidents may occur while using the appliances due to misuse or malfunction, resulting in property damage and bodily harm. We also sell an OPD valve for use in propane cylinders. Accidents may occur while using propane cylinders fitted with this valve due to misuse or failure, resulting in property damage or bodily harm. Because we have offered these propane appliances and OPD valves to consumers, we could be subject to damage claims. We could also be subject to claims related to manufacturing defects or workplace accidents at the R4 Technical Center’s automated propane bottling and cylinder refurbishing plant. If an accident happens, we could incur substantial expense, receive adverse publicity and suffer a loss of sales. We cannot be sure that insurance will provide sufficient coverage in any particular case or that we or our distributors will be able to continue to obtain desired insurance coverage at an acceptable cost.

         In addition to damage claims, any cylinder-related accident involving personal injury could affect our reputation and the perceived benefits of cylinder exchange and, particularly if the accident were to trigger adverse publicity, could affect the willingness of retailers to continue to offer, or consumers to continue to use, cylinder exchange, any of which may cause our business, financial condition and results of operations to suffer.

Failure to comply with the regulations applicable to propane may subject us to fines, penalties or injunctions that may negatively affect our cylinder exchange business.

         Federal, state and local authorities regulate the transportation, handling, storage and sale of propane in order to protect consumers, employees, property and the environment. The handling of propane in most regions of the United States is governed by guidelines published by the NFPA in Pamphlets 54 and 58. These guidelines require that all cylinders produced or recertified after September 30, 1998, and all grill cylinders refilled after April 1, 2002 must be fitted with an OPD valve. Failure of our distributors to comply with these regulations could subject us to potential remedial action for violation of such regulations, which could result in fines, penalties and/or injunctions.

Potential retail partners may not be able to obtain necessary permits or may be substantially delayed in obtaining necessary permits, which may adversely impact our ability to grow our cylinder exchange retail locations.

         Local ordinances, which vary from jurisdiction to jurisdiction, generally require retailers to obtain permits to store and sell propane cylinders. These ordinances influence retailers’ acceptance of cylinder exchange, distribution methods, cylinder packaging and storage. The ability and time required to obtain permits varies by jurisdiction. Delays in obtaining permits have from time to time significantly delayed the installation of new retail locations. Some jurisdictions have refused to issue the necessary permits, which has prevented some installations. Certain jurisdictions may also impose additional restrictions on our ability to market and our distributors’ ability to transport cylinders or otherwise maintain our cylinder exchange program. Violations of current or future regulations by us or our distributors, may cause our cylinder exchange business to suffer.

Adverse changes in the prevailing political or economic climates in China could reduce the supply of products available to us to import for sale or require us to incur substantial additional expense to import products for sale.

         We rely on the products segment of our business for a significant percentage of our net sales. Uniflame Corporation, our wholly owned subsidiary, imports a substantial percentage of its products from companies based in China. As a result, Uniflame may be adversely affected by changes in the prevailing political or economic climates in China. In addition, if China were to lose its “most favored nation” trade status with the United States, there would likely be an increase in duty for Uniflame’s products, which may cause our business, financial condition and results of operations to suffer.

FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our plans, objectives, estimates, goals, future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology.

         These forward-looking statements are not guarantees of our future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include, among other things, those listed under “Risk Factors” in this prospectus or described under “Business — Additional Factors that may Affect our Business or Future Results” in our Annual Report on Form 10-K for the year ended July 31, 2002 or described in subsequent filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this prospectus.

         The effects of these risks, uncertainties and other factors are difficult to predict. New risk factors emerge from time to time, and we cannot assess the potential impact of any such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those expressed or implied by any forward-looking statement. Forward-looking statements speak only as of the date of this prospectus. To the extent permitted by applicable law, we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date of this prospectus that may affect the accuracy of any forward-looking statement.

PLAN OF DISTRIBUTION;
SUMMARY OF MATERIAL TERMS OF DISTRIBUTOR OPTION PLAN

         We may issue and sell the shares offered hereby directly to the holders of stock options granted under the Blue Rhino Corporation Distributor Option Plan upon exercise of such stock options in accordance with the Plan and the agreements evidencing such stock options as more fully described below.

         The following is a statement of the material features of the Plan in a question and answer format. Since this is a summary, it is not intended to be a complete description of all material provisions of the Plan and it is qualified in all respects by the complete text of the Plan.

General Plan Information

1.	Question:	What is the general nature and purpose of the Plan?

	Answer:	The purpose of the Plan is to attract and retain distributors who perform services for our customers, to give distributors an incentive to provide quality service and thereby increase the number of our customer accounts and to promote the identification of the distributors’ interests with those of our stockholders. These purposes are carried out by granting nonqualified stock options, which are stock options that are not intended to qualify under Section 422 of the Internal Revenue Code of 1986. The Plan is not subject to the Employee Retirement Income Security Act of 1974, and is not qualified under Section 401(a) of the Code.

2.	Question:	Who administers the Plan?

	Answer:	The Plan is administered by the Compensation Committee of our Board of Directors, or any other committee appointed by our Board of Directors to administer the Plan. If at any time no such committee exists, the entire Board of Directors will administer the Plan. For the purposes of this summary, the term “Committee” includes the Board or the Compensation Committee, or both, if acting in an administrative capacity. The Committee will be comprised of the number of “non-employee directors” required by Section 162(m) of the Code and Rule 16b-3 under the Securities Exchange Act of 1934. Committee members are appointed from time to time by the Board of Directors and may be removed at any time by the Board. Vacancies in the Committee are filled by the Board of Directors.

Subject to Plan terms, the Committee has full power and authority to:

•	Select persons to whom stock options may be granted from time to time;

•	Determine the number of shares to be covered by each stock option;

•	Determine the terms and conditions of any stock option granted under the plan (including, without limitation, the exercise price, the option period, any exercise restriction or limitation and any exercise acceleration, forfeiture or waiver regarding any stock option and the shares of common stock relating thereto);

•	Adjust the terms and conditions of any stock option, subject to the limitations set forth in the Plan;

•	Determine to what extent and under what circumstances common stock and other amounts payable with respect to an award shall be deferred;

•	Provide for the forms of stock option agreement to be utilized in connection with the Plan;

•	Determine what securities law requirements are applicable to the Plan, stock options and the issuance of shares of common stock and require that a participant take the appropriate actions with respect to such requirements;

•	Cancel, with the consent of the participant or as otherwise provided in the Plan or a stock option agreement, outstanding stock options;

•	Require as a condition of the exercise of a stock option or the issuance or transfer of a certificate of common stock, the withholding from a participant of the amount of any federal, state or local taxes as may be necessary in order for Blue Rhino or any other employer to obtain a deduction or as may be otherwise required by law;

•	Determine whether a termination (as defined in the Plan) has occurred and what effect such termination has on a participant;

•	Determine the restrictions or limitations on the transfer of common stock;

•	Determine under what circumstances a stock option may be transferred during a participant’s lifetime or existence and impose restrictions on such transfer;

•	Determine whether a stock option is to be adjusted, modified or purchased, or is to become fully exercisable, under the Plan or the terms of a stock option agreement;

•	Determine the permissible methods of stock option exercise and payment, including cashless exercise arrangements;

•	Adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan and amend or modify any stock option agreement accordingly; and

•	Appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.

In addition, the Committee will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it deems advisable, to interpret the terms and provisions of the Plan and any stock option issued under the Plan (and any stock option agreement) and to otherwise supervise the administration of the Plan. The Committee’s policies and procedures may differ with respect to different stock options.

Any determination made by the Committee will be made in its sole discretion, and in the case of any determination relating to a stock option, may be made at the time of the stock option grant and at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan will be final and binding. No determination will be subject to de novo review if challenged in court.

3.	Question:	When did the Plan become effective, when will it terminate and can it be amended?

	Answer:	The effective date of the Plan is May 18, 1998. Awards may not be granted under the Plan after May 18, 2008.

The Committee may amend, alter or discontinue the Plan at any time, but no amendment, alteration or discontinuation may be made which would impair the rights of a participant under a stock option previously granted without the participant’s consent, except for an amendment made to cause the Plan to qualify for an exemption under the federal securities laws. In addition, no amendment may be made without the approval of our stockholders to the extent such approval is required by law or agreement. The Committee may substitute new stock options for previously granted stock options, including previously granted stock options having higher exercise prices, but no such substitution may be made which would impair the rights of the participant under such outstanding stock options without the participant’s consent.

Securities to be Offered

4.	Question:	How many shares of common stock are available for issuance under the Plan, and are there any limitations on the number of shares that may be subject to a stock option?

	Answer:	Subject to adjustment as discussed below, the number of shares of common stock that may be issued under the Plan shall not exceed 400,000 shares. The shares may be authorized and unissued shares or treasury shares. The number of shares of common stock which can be awarded in any calendar year to any participant may not exceed 100,000 shares. If any shares of common stock subject to a stock option cease to be subject to a stock option, if such shares are forfeited or if any stock option terminates without being exercised, such shares, in the discretion of the Committee, may again be available for the grant of stock options.

If we issue a stock dividend, or if there is a stock split or other change in our capital structure or a fundamental corporate transaction, including a sale of all or substantially all of our assets, liquidation or other transaction having a similar effect, the number of shares covered by outstanding stock options, the exercise price of such stock options and other applicable terms and conditions will be adjusted as appropriate to reflect the effects of such changes equitably. If a consolidation or merger or sale of substantially all of our assets in which our outstanding common stock is exchanged for securities, cash or property of any other business entity, or a liquidation should occur, the company assuming our obligations could take any one or more of the following actions with respect to the stock options granted under the Plan: (i) assume the stock options or provide substantially similar stock options; (ii) require that any vested and unexercised stock options be exercised within a specified time period (after which time they would terminate); (iii) if the transaction involves a payment of cash for each outstanding share of common stock, to the extent such payment is greater than the exercise price, pay in cash the difference between such cash payment and the exercise price for outstanding vested stock options; and (iv) provide that all or any outstanding stock options will become exercisable in full prior to such transaction.

Our common stock is traded on the Nasdaq National Market under the symbol “RINO.”

Persons Who May Participate in the Plan

5.	Question:	Who is eligible to participate in the Plan?

	Answer:	A stock option may be granted only to distributors, meaning those persons and entities that are permitted to distribute our products (or the products of our affiliates) and service our customers (or our affiliates’ customers) pursuant to a distribution agreement. The stockholders, partners, members, joint venturers, officers, employees, consultants or advisors of distributors who are in a position to make contributions to our and our affiliates’ growth and success and retention and servicing of customers may also be eligible to receive stock options under the Plan. The Committee may determine the eligible recipients and the terms and conditions of stock options granted under the Plan. In making such determinations, the Committee may give consideration to such factors deemed relevant by the Committee.

Terms of Stock Options Granted Under the Plan

         The grant of each stock option is reflected in an agreement with Blue Rhino, which states certain terms, conditions and restrictions on the stock option and the shares subject to the stock option. The grant of a stock option does not constitute a contract to appoint or continue to maintain a distributorship arrangement or agreement between a participant and Blue Rhino or any of our affiliates. We continue to have the right to terminate the distributorship arrangement at any time for any reason, except as provided in the applicable distribution agreement.

6(a)	Question:	When are stock options granted under the Plan, how many shares of common stock are subject to each stock option, when do stock options vest and how is the exercise price determined?

	Answer:	Subject to the terms of the Plan, the Committee may grant stock options to eligible participants in such numbers, upon such terms and at such times as the Committee determines. Only nonqualified stock options may be granted.

Stock options will vest and first become exercisable at the rate of 25% per year beginning on the first anniversary of the grant date and on each subsequent anniversary thereafter until fully vested and exercisable. The Committee may, in its discretion, accelerate at any time the exercisability of any stock option.

The price per share at which a stock option may be exercised (the “exercise price”) is established by the Committee and may not be less than the fair market value per share on the grant date.

The fair market value of a share of common stock will be determined in good faith by the Committee in accordance with the Code, accompanying regulations and the Plan and generally will be the closing price of the common stock on the Nasdaq National Market (or any exchange on which the common stock is then traded) on the relevant date.

6(b)	Question:	When can stock options be exercised?

	Answer:	The term of a stock option (the “option period”) will be determined by the Committee; provided that no stock option will be exercisable for more than 10 years after the grant date. In addition, no stock option may be exercised earlier than one year from the grant date.

6(c)	Question:	Can stock options be exercised after a participant’s service to us has been terminated?

	Answer:	Unless otherwise provided in a stock option agreement or determined by the Committee, if an individual participant dies, any unexpired and unexercised stock option held by that participant will become fully exercisable for a period of 90 days following the date of the appointment of a representative or until the expiration of the option period, whichever period is shorter.

If a participant’s distribution agreement and distributorship relationship with Blue Rhino terminates for any reason other than such participant’s death, any stock option held by that participant will terminate, except that the portion of the stock option that was exercisable at the time of such termination may be exercised for the lesser of (i) the 30-day period commencing on the termination date, or (ii) until the expiration of the option period. If a participant’s relationship with Blue Rhino is terminated for cause or if the participant (or the distributor in which the participant has an ownership interest) becomes bankrupt or insolvent or makes an assignment for the benefit of creditors, the stock option will terminate on the date of the termination. The death of a participant after such a termination will not extend the time permitted to exercise a stock option.

For purposes of the Plan, “cause” means (i) any act or omission which permits us to terminate our relationship immediately with a participant; (ii) any act of gross negligence or willful misconduct on the part of the participant which has, or in the opinion of the Committee may have, an adverse effect on our customer accounts or our business or the business of our affiliates or (iii) any failure to cure a breach of the participant’s obligations under its distribution agreement within 10 days after we have given the participant written notice of such breach.

6(d)	Question:	How are stock options exercised and what limitations may be imposed on the number of shares of common stock received upon exercise?

	Answer:	A participant may exercise vested stock options by giving written notice of exercise on a form provided by the Committee specifying the number of shares of common stock to be purchased and accompanied by the full purchase price in cash or check or such other form of payment as we may accept. If approved by the Committee, payment may be made by delivery of shares, by withholding of shares, by cashless exercise or by any combination of the foregoing. No shares of common stock will be issued until full payment has been made.

In addition, unless otherwise provided in a stock option agreement, on receipt of written notice of exercise, the Committee may elect to cash out all or part of any stock option to be exercised by paying the participant an amount, in cash or common stock, equal to the excess of the fair market value of the common stock that is subject to the stock option over the exercise price times the number of shares of common stock subject to the stock option on the effective date of such cash out.

Shares of common stock issuable upon exercise of stock options are subject to such terms, conditions and restrictions as may be established by the Committee. We will not be required to issue or deliver any certificates for shares of common stock, cash or other property prior to (i) the listing of such shares on any stock exchange or other public market on which the common stock may then be listed (or regularly traded), (ii) the completion of any registration or qualification of such shares under federal or state law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable and (iii) the satisfaction of any applicable withholding obligation. The Committee may require that such restrictions be reflected by legends or other appropriate entries. The Committee may require any person exercising a stock option to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares of common stock.

Any amounts owed to Blue Rhino by a participant may be offset from the value of any shares of common stock, cash or anything else of value under the Plan or a stock option to be transferred to the participant.

Fractional shares will not be delivered, but will be rounded to the next lower whole number of shares.

Transfer and Resale Restrictions

7.	Question:	What restrictions on transfer are imposed upon awards?

	Answer:	The Committee, in its sole discretion, may permit stock options to be transferred during the participant’s lifetime or existence, subject to such conditions and limitations as the committee deems reasonable and proper, including transfers pursuant to a qualified domestic relations order.

8.	Question:	Are there any restrictions on the disposition of shares of common stock acquired pursuant to awards?

	Answer:	No shares of common stock or anything else of value under the Plan or a stock option agreement may be transferred by a participant while a dispute between the participant and Blue Rhino remains unresolved or a claim by the participant against Blue Rhino remains outstanding and has not been waived.

If there is an effective registration statement under the Securities Act of 1933 pursuant to which shares of common stock are offered for sale in an underwritten offering, a participant may not, during the period requested by the underwriters managing the registered public offering, effect any public sale or distribution of shares received directly or indirectly pursuant to the exercise of a stock option.

Each recipient of an award is strongly urged to consult with his legal and financial advisors prior to reselling shares of common stock acquired pursuant to the Plan.

Forfeiture Provisions

9.	Question:	Are stock options granted under the Plan subject to any forfeiture provisions, and, if so, what are they?

	Answer:	Yes. Awards granted under the Plan may be subject to certain forfeiture provisions, as determined by the Committee. Stock options generally are exercisable only to the extent exercisable on the date of the participant’s termination of service. Such stock options must be exercised before the earlier of the end of the 30-day period following termination of service or the end of the option period, unless a stock option agreement provides otherwise. If a participant is terminated for cause, his stock options lapse and are forfeited as of the termination date. See Question 6(c), above.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following summary generally describes the principal federal (and not state or local) income tax consequences of stock options under the Blue Rhino Corporation Distributor Stock Option Plan as of the date of this document. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or to Blue Rhino. The provisions of the Internal Revenue Code and the regulations thereunder relating to these matters are complicated and their impact in any case may depend upon the particular circumstances.

         If a participant receives a nonqualified stock option under the Plan, and such stock option is not actively traded on an established market, the participant will not recognize any income upon receipt of the stock option. Upon exercising the stock option, the difference between the fair market value of the common stock on the date of exercise and the exercise price will constitute taxable ordinary income to the participant on the date of exercise. Blue Rhino generally will be entitled to a deduction in the same year in an amount equal to the income taxable to the participant. The participant’s basis in shares of common stock acquired upon exercise of a stock option will equal the exercise price plus the amount of income taxable at the time of exercise. Any subsequent disposition of the stock by the participant will be treated as a capital gain or loss to the participant. If the participant has held the stock for one year or less at the time of sale, the gain or loss will be short-term capital gain or loss and taxed accordingly. On the other hand, if the participant has held the stock for more than one year at the time of sale, the gain or loss will be a long-term capital gain or loss and will be taxed as such.

         If the relationship between the participant and Blue Rhino is such that the exercise of a stock option will result in the requirement that we withhold income tax in respect of the exercise, then no later than the date as of which an amount first becomes includable in the gross income of the participant for income tax purposes with respect to any stock option, the participant will pay to Blue Rhino (or other entity identified by the Committee), or make arrangements satisfactory to Blue Rhino or other designated entity regarding the payment of, any federal state, local or foreign taxes of any kind required by law to be withheld with respect to such stock option or exercise thereof. Unless otherwise determined by the Committee, withholding obligations may be settled with common stock, including common stock that is part of the stock option that gives rise to the withholding requirement, provided that the applicable requirements of the securities laws are met. Our obligations under the Plan will be contingent on such payment or arrangements, and we and our affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant.

         The federal income tax discussion set forth above is included for general information only. Each participant should consult his own tax or financial adviser as to the specific tax consequences of awards granted under the Plan, including the application and effect of other federal, state, local and other laws.

WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the “SEC”). You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of these documents from the SEC’s Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Our Internet address is http://www.bluerhino.com. You may also review information about our company at the offices of Nasdaq, located at 1735 K Street, N.W., Washington, D.C. 20006.

         We have filed a Post-Effective Amendment No. 2 on Form S-3 to Registration Statement (No. 333-65015) with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus, or that we incorporate by reference in this prospectus, concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and, as applicable, supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. The documents we incorporate by reference are:

•	Our Annual Report on Form 10-K for the fiscal year ended July 31, 2002;

•	Our Current Reports on Form 8-K/A filed November 14, 2001 and on Form 8-K filed November 22, 2002 and November 27, 2002.

•	The description of our common stock contained in our registration statement on Form 8-A under the Exchange Act filed May 19, 1998.

         You may request a copy of any of these filings, at no cost to you, by writing or telephoning us at the following address and telephone number: Mark Castaneda, Chief Financial Officer, Blue Rhino Corporation, 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104; telephone number (336) 659-6900.

USE OF PROCEEDS

         Any proceeds that we receive in payment of the exercise price upon exercise of the respective stock options granted under the Blue Rhino Corporation Distributor Option Plan giving rise to the issuance and sale of the shares of common stock registered hereunder will be used for general corporate purposes.

DETERMINATION OF OFFERING PRICE

         The shares of common stock offered by us hereby may be issued and sold for cash from time to time upon exercise of stock options granted under the Blue Rhino Corporation Distributor Option Plan. Stock options granted under the Plan have an exercise price that is reflected in an option grant agreement entered into with the participant. The exercise price is equal to the fair market value of one share of our common stock on the date of grant as determined in accordance with the terms of the Plan and is typically the closing price of our common stock on the Nasdaq National Market on the date of grant.

INDEMNIFICATION

         Directors and officers of Blue Rhino are entitled to indemnification to the extent provided in the Delaware General Corporation Law and Blue Rhino’s Second Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or controlling persons of Blue Rhino pursuant to the above-referenced provisions, Blue Rhino has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

         The validity of the common stock being offered hereby has been passed upon for us by Pedersen & Houpt, P.C., Chicago, Illinois. As of the date of this prospectus, certain principals of Pedersen & Houpt, P.C. owned an aggregate of approximately 81,623 shares of our outstanding common stock.

EXPERTS

         The consolidated financial statements of Blue Rhino Corporation appearing in Blue Rhino Corporation’s Form 10-K for the year ended July 31, 2002, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. The amounts shown include costs and expenses incurred in connection with, and disclosed in, Amendment No. 1 to Registration Statement (No. 333–65015) on Form S-1/A dated July 21, 1999, amending Registration Statement on Form S-1 dated September 30, 1998. All amounts are estimates except the SEC registration fee and the NASDAQ listing fee.

Amount to Be Paid by
Registrant

SEC registration fee	$4,726.81

NASDAQ listing fee	$17,500

Blue Sky fees and expenses	$5,000

Legal fees and expenses	$75,000

Accounting fees and expenses	$100,000

Printing and engraving expenses	$310,000

Miscellaneous	$10,000

Total	$522,226.81

The Registrant intends to pay all expenses of registration, issuance and distribution.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes indemnification of directors, officers, employees and agents of the Registrant, allows the advancement of costs of defending against litigation, and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

         Under the provisions of the Registrant’s Second Amended and Restated Certificate of Incorporation, as amended (“Charter”), and the Registrant’s Amended and Restated Bylaws (“Bylaws”), any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding shall be indemnified to the fullest extent authorized by the DGCL. Accordingly, any such officer or director shall be indemnified against any and all liability and loss suffered or incurred and expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer: (i) if the Board of Directors determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant or, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; or (ii) to the extent that such director or officer has been successful on the merits or otherwise in defense of any such action, suit or proceeding.

         Pursuant to the DGCL, indemnification under the Bylaws includes payment or reimbursement by the Registrant of the reasonable expenses incurred by any director or officer in defending an action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, if the Registrant has prior receipt of an undertaking, for which the Registrant may require security, by the indemnified director or officer to repay such advance in full if it is ultimately determined that such director or officer is not entitled to indemnification under the Bylaws or otherwise. The Bylaws further provide that the Registrant is not responsible for the indemnification of any person seeking indemnification in connection with a proceeding initiated by such person unless the initiation was approved by the Board of Directors of the Registrant.

As authorized by the DGCL, (i) the Charter and the Bylaws provide that such indemnification rights are not exclusive of any other rights to which such directors or officers may be entitled under the Charter or the Bylaws, as such may be amended from time to time, any agreement, any vote of stockholders or disinterested directors, or otherwise; and (ii) the Bylaws permit, and the Registrant carries, directors’ and officers’ insurance covering its executive officers and directors.

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Form of Certificate of Common Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 dated May 18, 1998)

4.2(a)	Second Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended July 31, 2000)

4.2(b)	Certificate of Designation, Rights and Preferences of Series A Convertible Preferred Stock dated September 7, 2000 (incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form S-3 dated September 25, 2000)

4.2(c)	Certificate of Designation, Number of Authorized Shares of Series A Convertible Preferred Stock dated October 25, 2000 (incorporated by reference to Exhibit 4.11 to the Company’s Annual Report on Form 10-K for the year ended July 31, 2000)

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 dated March 10, 1998)

5	Opinion of Pedersen & Houpt, P.C.*

10.1	Blue Rhino Corporation Distributor Stock Option Plan (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1/A dated April 22, 1998)

23.1	Consent of Pedersen & Houpt, P.C.

23.2	Consent of Ernst & Young LLP

23.3	Consent of Ernst & Young LLP

23.4	Consent of Ernst & Young LLP

24	Power of Attorney (included on the signature page)

*	previously filed as Exhibit 5.1 to Amendment No. 1 to Registration Statement (No. 333–65015) on Form S-1/A dated July 21, 1999, amending Registration Statement on Form S-1 dated September 30, 1998.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 of Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 on Form S-3 to Registration Statement No. 333-65015 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 27, 2002.

Blue Rhino Corporation

By:	/s/ Billy D. Prim

Billy D. Prim

Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Billy D. Prim and Mark Castaneda, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capabilities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement (No. 333-65015) and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 on Form S-3 to Registration Statement No. 333-65015 has been signed below by the following persons in the capacities indicated on November 27, 2002.

/s/ Billy D. Prim	Chairman of the Board and Chief
Executive Officer (Principal Executive Officer)
Billy D. Prim

/s/ Mark Castaneda	Secretary, Chief Financial Officer and
Director (Principal Financial and Accounting Officer)
Mark Castaneda

/s/ Andrew J. Filipowski	Vice Chairman of the Board

Andrew J. Filipowski

/s/ Richard A. Brenner	Director

Richard A. Brenner

/s/ Steven D. Devick	Director

Steven D. Devick

/s/ Robert J. Lunn	Director

Robert J. Lunn

/s/ John H. Muehlstein	Director

John H. Muehlstein

/s/ David L. Warnock	Director

David L. Warnock

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